 Exhibit 12.1

AVALONBAY COMMUNITIES, INC.
 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2001	2000	1999	1998	1997	1996
Net Operating Income	$51,599	$210,604	$172,276	$123,535	$64,916	$51,651

(Less) Nonrecurring item:
Gain on sale	$(4,901)	$(40,779)	$(47,093)	$(25,270)	$(677)	$(7,850)
Non-recurring charges	-	-	16,782	-	-	-

(Plus) Extraordinary item:
Unamortized loan fee write-off	$-	$-	$-	$245	$1,183	$2,356

(Plus) Fixed charges:
Portion of rents representative
of the interest factor	$123	$461	$526	$293	$172	$150
Interest expense	23,124	83,609	74,699	54,650	16,977	9,545
Interest capitalized	5,597	18,328	21,888	14,724	9,024	12,883
Debt cost amortization	760	2,924	2,624	2,068	700	1,842
Preferred dividend	9,945	39,779	39,779	28,132	19,656	10,422

Total fixed charges (1)	$39,549	$145,101	$139,516	$99,867	$46,529	$34,842

(Less):
Interest capitalized	$5,597	$18,328	$21,888	$14,724	$9,024	$12,883
Preferred dividend	9,945	39,779	39,779	28,132	19,656	10,422

Adjusted earnings (2)	$70,705	$256,819	$219,814	$155,521	$83,271	$57,694

Ratio (2 divided by 1)	1.79	1.77	1.58	1.56	1.79	1.66

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Three Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2001	2000	1999	1998	1997	1996
Net Operating Income	$51,599	$210,604	$172,276	$123,535	$64,916	$51,651

(Less) Nonrecurring item:
Gain on sale	$(4,901)	$(40,779)	$(47,093)	$(25,270)	$(677)	$(7,850)
Non-recurring charges	-	-	16,782	-	-	-

(Plus) Extraordinary item:
Unamortized loan fee write-off	$-	$-	$-	$245	$1,183	$2,356

(Plus) Fixed charges:
Portion of rents representative
of the interest factor	$123	$461	$526	$293	$172	$150
Interest expense	23,124	83,609	74,699	54,650	16,977	9,545
Interest capitalized	5,597	18,328	21,888	14,724	9,024	12,883
Debt cost amortization	760	2,924	2,624	2,068	700	1,842

Total fixed charges (1)	$29,604	$105,322	$99,737	$71,735	$26,873	$24,420

(Less):
Interest capitalized	$5,597	$18,328	$21,888	$14,724	$9,024	$12,883

Adjusted earnings (2)	$70,705	$256,819	$219,814	$155,521	$83,271	$57,694

Ratio (2 divided by 1)	2.39	2.44	2.20	2.17	3.10	2.36